Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333-105934, No. 333-129986 and No. 333-136295 of our report dated March 29, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an accounting change), relating to the consolidated financial statements of The Gap, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Gap, Inc. for the year ended February 3, 2007.

/s/ Deloitte & Touche LLP

San Francisco, California
March 29, 2007